Exhibit 3(b)2
            Articles of Amendment to Joint Agreement Between Alabama
                  Power Company and Birmingham Electric Company
                 Prescribing the Terms and Conditions of Merger
                     Of Birmingham Electric Company Into and
                           With Alabama Power Company


STATE OF ALABAMA           )
                           )
JEFFERSON COUNTY           )


         We, Elmer B. Harris and Art P. Beattie, respectively the President and Secretary of Alabama Power Company, a corporation, do hereby certify that, at a meeting of the Board of Directors of said corporation duly called and held at the office of said corporation in the City of Birmingham, Alabama, on the 25th day of July, 1997, at 10:15 o'clock A.M., Birmingham Time, a majority and quorum of Directors being present, the following resolutions were duly adopted by said Board of Directors:

                           RESOLVED, that in connection with an offer ("Offer")
                  to be made by Southern Company ("Southern") to purchase all or a portion of one or more of the series of outstanding preferred stock of Alabama Power Company (the "Company"), there be and hereby is called a special meeting (the "Special Meeting") of the stockholders of the Company for the purpose of considering and acting upon any or all of the following proposals, the final slate of proposals to be determined by the officers of the Company in their discretion and submitted to the stockholders of the Company for approval at the Special
                  Meeting:

                  (a) a proposal to approve an amendment of the Charter of the Company to delete in its entirety the restriction on the incurrence of unsecured debt by the Company;

                  (b) a proposal to approve an amendment to the Charter of the Company to delete in their entirety provisions requiring a vote of preferred stockholders for approval of a merger, consolidation or sale of all or substantially all of the assets of the Company; and

                  (c) Such other proposals, including other amendments to the Company's Charter, as the officers shall



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                           determine in their discretion and cause to be
                           specified in this notice of the Special Meeting; and

                           RESOLVED FURTHER, that the date, time and location of
                  the Special Meeting, and any record date with respect thereto, shall be determined by the officers in their discretion and caused by them to be specified in the notice of the Special Meeting; and

                           RESOLVED FURTHER, that the officers of the Company be
                  and hereby are authorized to solicit proxies or consents from the stockholders of the Company for use in connection with the Special Meeting, and to employ such broker-dealers, dealers-managers or other parties and to incur such costs and expenses in soliciting such proxies as the officers shall consider necessary or appropriate; and

                           RESOLVED FURTHER, that the officers of the Company
                  are hereby authorized to cause the Company to remit a cash payment of $1.00 for each $100.00 of par value or stated capital of the Company's Preferred Stock and Class A Preferred Stock, respectively, or such other sum as the officers of the Company shall consider necessary and appropriate to the holders of such stock voting in favor of the proposal submitted to the stockholders at the Special Meeting; and

                           RESOLVED FURTHER, that the officers of the Company be
                  and they hereby are authorized on behalf of the Company to purchase any and all shares of preferred stock of the Company tendered to, and accepted for payment and paid for by, Southern pursuant to the Offer, for the purchase price and associated expenses paid by Southern for such shares, and, upon the purchase of such shares from Southern, to cancel and retire all of such shares; and

                           RESOLVED FURTHER, that, in connection with and to
                  carry out the purposes and intent of the foregoing resolutions, the officers of the Company be and they hereby are authorized to take any and all actions on behalf of the Company as they shall consider necessary or appropriate, including, without limitation, the execution and filing of any applications or other documents with the Securities and Exchange Commission and other regulatory authorities and the execution and delivery of agreements with brokers-dealers, dealers-managers or any other parties as the



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                  officers shall in their discretion consider necessary and
                  appropriate.

         And we do further certify that pursuant to such resolutions so adopted at such meeting of the Board of Directors of Alabama Power Company, a special meeting of the stockholders of the corporation was duly held at the office of its affiliate, Georgia Power Company, 333 Piedmont Avenue, Atlanta, Georgia, on Wednesday, the 10th day of December, 1997, 3:30 o'clock P.M., Atlanta Time, for the purpose of considering taking action, in the manner provided by law, upon the aforesaid proposal and upon such other proposal or proposals as were set forth in the notice of such and for the transaction of any and all business in connection therewith, including the following amendment to the Joint Agreement Between Alabama Power Company and Birmingham Electric Company Prescribing the Terms and Conditions of Merger Of Birmingham Electric Company and Into and With Alabama Power Company, dated as of October 21, 1952 (as amended, the "Charter"):

                  (1)      To remove in its entirety Paragraph A.2.f.(2) of
                           Article IX of the Charter, a provision restricting the amount of securities representing unsecured indebtedness issuable by the Company;

                  (2)      To remove in its entirety Paragraph A.2.f.(1) of
                           Article IX of the Charter, a provision which requires the vote of the holders of at least a majority of the total voting power of the outstanding preferred stock of Alabama Power Company to approve the sale of all or substantially all of Alabama Power Company's property and mergers or consolidations that have not been approved under the Public Utility Holding Company Act of 1935, as amended;

                  (3) To remove in its entirety Paragraph A.2.b. (except the first paragraph therein) of Article IX of the Charter, a provision restricting the ability of Alabama Power Company to pay dividends on its common stock in the event that its common equity capitalization falls below certain levels; and

                  (4) To remove the words after "January 31, 1942" of the first paragraph of Paragraph A.2.b. of Article IX of the Charter, a provision restricting the ability of Alabama Power Company to pay dividends on its common stock in the event that its retained earnings are not at least equal to two times the annual dividends on its outstanding preferred stock.

         We do further certify that notice in compliance with applicable laws and the Bylaws of Alabama Power Company of the time, place and purpose of said meeting of stockholders was given to each stockholder of Alabama Power Company as follows: to those stockholders of record at the close of business on November 7, 1997 with respect to the Class A Preferred Stock of Alabama Power Company (as defined herein) listed on the New York Stock Exchange, and



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to those stockholders of record at the close of business on November 6, 1997 with respect to all other classes of preferred stock and common stock of Alabama Power Company, in each case addressed to each stockholder at his, her or its address as it appeared on the stock transfer books of the corporation, with postage thereon prepaid and deposited in the United States mail; and that at said meeting the holders of more than two-thirds of the total value of the outstanding shares of preferred stock and of the larger amount in total value of the outstanding shares of capital stock of the corporation having voting powers on such proposal were present in person or represented by proxy; and

         We do further certify that at the close of business on each of November 6, 1997 and November 7, 1997, Alabama Power Company had 704,000 shares of $100 Preferred Stock, par value $100 per share (the "$100 Preferred Stock"), issued and outstanding, and 6,020,200 shares of Class A Preferred Stock, par value $1 per share (the "Class A Preferred Stock"), issued and outstanding (collectively, the "Preferred Stock"), and 5,608,955 shares of common stock issued and outstanding (the "Common Stock"). All of such outstanding shares of Preferred Stock were entitled to vote on the above proposal as a single class, each share of $100 Preferred Stock and each share of Class A Preferred Stock with a stated value of $100 per share being counted as one, each share of Class A Preferred Stock with a stated value of $25 per share being counted as one-quarter, and each share of Class A Preferred Stock with a stated value of $100,000 per share being counted as 1,000. The adoption of the above proposal required the affirmative vote in favor thereof of (i) the holders of record of a majority of the shares of the issued and outstanding Common Stock of Alabama Power Company and (ii) the holders of two-thirds of the total number of shares of Preferred Stock outstanding, voting as a single class; and

         We do further certify that at said meeting all of the 5,608,955 shares of common stock outstanding voted affirmatively for the adoption of the proposal, and of the total votes of Preferred Stock (counting shares of Preferred Stock as described above) 2,159,146 shares voted affirmatively for the adoption of the proposal and 33,594 shares voted against the proposal or abstained from voting thereon; such affirmative votes being sufficient for the adoption of the proposal.

         We, Elmer B. Harris and Art P. Beattie, as President and Secretary, respectively, of Alabama Power Company, do hereby make this report of such meeting and certify that such amendment, as set forth in the above resolutions, was duly adopted in accordance with the applicable provisions of the Alabama Business Corporation Act; and we do further certify that the proceedings of said meeting of the Board of Directors and said special meeting of stockholders were reduced to writing and that the same are hereby certified by Elmer B. Harris, the President, and Art P. Beattie, the Secretary, of Alabama Power Company, under its corporate seal.





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         IN WITNESS WHEREOF, we, Elmer B. Harris, and Art P. Beattie, as
President and Secretary, respectively, of Alabama Power Company, do hereunto set our hands and seal of such corporation on the 10th day of December, 1997.




                                          ELMER B. HARRIS
                                          President, Alabama Power Company



                                          ART P. BEATTIE
                                          Secretary, Alabama Power Company






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UNITED STATES OF AMERICA   )
STATE OF ALABAMA                    )
MONTGOMERY COUNTY          )

         I, Jim Bennett, Secretary of State of the State of Alabama, do hereby certify that the foregoing pages numbered 1 to 5, both inclusive, to which this certificate is attached, contain a full, true and correct copy of the Certificate of Resolutions of Board of Directors and Stockholders of Alabama Power Company, as the same was certified by the President and Secretary of such Alabama Power Company under its corporation seal and filed in this, the office of Secretary of State of Alabama, on the ____ day of December, 1997.

         In Testimony Whereof, I have hereunto set my hand and caused the Great Seal of the State of Alabama to be hereunto affixed at the Capitol in the City of Montgomery, on this the _____ day of December in the year of our Lord, Nineteen Hundred and Ninety-Seven.



(Seal)                          JIM BENNETT
                                Secretary of State of the
                                State of Alabama



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